EXHIBIT 99.1
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LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com

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                 LASALLE HOTEL PROPERTIES ANNOUNCES SALE OF
               2,200,000 COMMON SHARES OF BENEFICIAL INTEREST

      BETHESDA, MD, October 7, 2005 -- LaSalle Hotel Properties (NYSE: LHO) today announced that it has priced a public offering of 2,200,000 of its common shares of beneficial interest. All of the shares are being offered by the Company.

      Wachovia Securities acted as sole bookrunning manager on the offering, with Raymond James & Associates, Inc. as co-lead manager, and A.G. Edwards & Sons, Inc., Robert W. Baird & Co., BB&T Capital Markets, and KeyBanc Capital Markets as co-managers. In addition to the 2,200,000 shares offered, the Company has granted the underwriters an option to purchase up to an additional 220,000 shares to cover over-allotments, if any. A copy of the prospectus supplement relating to the shares may be obtained from Wachovia Securities, Attention: Equity Capital Markets, 7 Saint Paul Street, First Floor, Baltimore, Maryland 21202.

      LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, owning interests in 23 upscale and luxury full-service hotels, totaling approximately 7,600 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier internationally recognized hotel operating companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.


      This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
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Additional Contacts:
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      Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
- 301/941-1500

      For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com








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